EXHIBIT 4A(ii)

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                              THE PRUDENTIAL INSURANCE COMPANY OF AMERICA
The Prudential [LOGO]         a mutual life insurance company
                              PRUDENTIAL PLAZA, NEWARK, NEW JERSEY 07101

        ANNUITANT(S)  JOHN DOE                     XX XXX XXX  CONTRACT NUMBER
                      MARY DOE                    NOV 1, 1988  CONTRACT DATE
        ANNUITY DATE  NOV 1, 2013



              AGENCY  R-NK 1
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This is an annuity contract. Subject to the provisions of this contract, and in consideration of your purchase payment(s), we will make annuity payments starting on the Annuity Date we show above.

Please read this contract with care. If there is ever a question about it, or if there is a claim, just see one of our representatives or get in touch with one of our offices.

BENEFITS AND VALUES UNDER THIS CONTRACT MAY BE ON A VARIABLE BASIS. AMOUNTS DIRECTED INTO ONE OR MORE OF THE VARIABLE INVESTMENT OPTIONS WILL REFLECT THE INVESTMENT EXPERIENCE OF THOSE INVESTMENT OPTIONS. THEY ARE SUBJECT TO CHANGE BOTH UP AND DOWN AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT EXCEPT AS PROVIDED UNDER THE DEATH OF ANNUITANT AND PAYOUT PROVISIONS SECTIONS.

RIGHT TO CANCEL CONTRACT.--Not later than ten days after you get this contract, you may return it to us. All you have to do is take it or mail it to one of our offices or to the representative who sold it to you. The contract will be cancelled and we will promptly give you the amount of your contract fund on the date your request is received less any portion of the fund attributable to the additional amounts we describe under Purchase Payments. We will also give back any charges we made in accord with this contract.

Signed for Prudential.


        /s/ SPECIMEN                              /s/ SPECIMEN
        ------------------                        -------------------
             Secretary                                 President













VARIABLE ANNUITY CONTRACT WITH FLEXIBLE PURCHASE PAYMENTS.--MONTHLY ANNUITY PAYMENTS STARTING ON ANNUITY DATE. PAYMENT AS STATED UPON DEATH BEFORE ANNUITY DATE. PURCHASE PAYMENTS MAY BE MADE DURING LIFETIME(S) OF ANNUITANT(S) UNTIL ANNUITY DATE. CONTRACT VALUES REFLECT INVESTMENT RESULTS.

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VAC--89



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                                GUIDE TO CONTENTS

                                                                          Page

Contract Data ........................................................      3

Purchase Payments ....................................................      5
 Purchase Payments; Invested Purchase
 Payment; Allocations; Additional Amounts;
 Purchase Payments Specifications

Contract Fund ........................................................      6
  Contract Fund; Guaranteed Interest; Excess
  Interest; Earnings; Annual Maintenance Charge;
  Cash Value; Contract Fund Specifications

Withdrawals ..........................................................  7 & 8
  Conditions for Withdrawal; Withdrawal Charges;
  Charge-Free Withdrawal of Earnings; Other
  Charge-Free Withdrawals; Application of
  Withdrawal Charge; Recapture of Additional
  Amount; Withdrawals Specifications

Separate Accounts ....................................................      8
  Separate Account; Variable Investment Options;
  Separate Account Investments

Fixed Rate Options ...................................................      8

Transfers ............................................................      9

Death of Annuitant ...................................................      9
  Before the Annuity Date; After the Annuity
  Date; If Two Annuitants Die

Beneficiary .......................................................... 9 & 10

Payout Provisions ................................................... 10 & 11
  Choosing an Option; Conditions; Options
  Described; Life Income Option; Interest
  Payment Option; Other Options; When No
  Option Chosen; Residue Described; Withdrawal of Residue; Recapture of Additional Amounts;
  Withdrawal Charges

Annuity Settlement Table ............................................      12
  Amounts Payable

Definitions .........................................................      13

General Provisions ..................................................  13--15
  Annual Report; The Contract; Contract
  Modifications; Change of Annuity Date;
  Removal of an Annuitant; Ownership and
  Control; Currency; Misstatement of Age or Sex;
  Incontestability; Proof of Life or Death;
  Assignment; Changes by Prudential; Requested
  Transactions; Participation (Dividends)

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                                  CONTRACT DATA


ANNUITANT(S)  JOHN DOE                            XX XXX XXX    CONTRACT NUMBER
              MARY DOE                            NOV. 1, 1988  CONTRACT DATE
ANNUITY DATE  NOV. 1, 2013


          AGENCY   R-NK 1

          FIRST ANNUITANT:
                NAME                JOHN DOE
                SEX AND ISSUE AGE   M-35
                DATE OF BIRTH       3-15-53


          CO-ANNUITANT:
                NAME                MARY DOE
                SEX AND ISSUE AGE   F-32
                DATE OF BIRTH       10-1-55

          BENEFICIARY:  CLASS 1--ROBERT DOE
                                 SON OF ANNUITANTS
                        CLASS 2--BARBARA SMITH
                                 SISTER OF CO-ANNUITANT



                                PURCHASE PAYMENT

                       THE PURCHASE PAYMENT IS $10,000.00


                                 INTEREST RATES

FOR THE PORTION OF THE CONTRACT FUND IN THE FIXED ACCOUNT: SEE GUARANTEED INTEREST AND EXCESS INTEREST ON PAGE 6.

                      CONTRACT DATA CONTINUED ON NEXT PAGE



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                                                      CONTRACT NO.  XX XXX XXX

                           LIST OF INVESTMENT OPTIONS

I.   THE PRUDENTIAL INDIVIDUAL VARIABLE CONTRACT ACCOUNT

     This account is registered with the SEC under the Investment Company Act of 1940. Each investment option of this account invests in a specific portfolio of The Prudential Series Fund. The fund is registered with the SEC under the Investment Company Act of 1940 as an open-end diversified management investment company. The fund has several portfolios. We show below the available investment options and the fund portfolios they invest in.

           INVESTMENT                                  FUND
             OPTION                                  PORTFOLIO
           ----------                                ---------
     Money Market                              Money Market
     Bond                                      Bond
     Common Stock                              Common Stock
     Aggressively Managed Flx                  Aggressively Managed Flx
     Conservative Managed Flx                  Conservative Managed Flx
     High Yield Bond                           High Yield Bond
     High Dividend Stock                       High Dividend Stock
     Natural Resources                         Natural Resources
     Stock Index                               Stock Index

II.  THE PRUDLNTIAL REAL PROPERTY ACCOUNT

     This account is not registered with the SEC under the Investment Company Act of 1940. The following investment option is available.

          INVESTMENT
            OPTION
          ----------
         Real Property

III. FIXED INVESTMENT OPTIONS

     The fixed investment options are funded by the general account of the Company. The following investment option is available.

          INVESTMENT
            OPTION
          ----------
      Fixed Interest Rate

                             ***** END OF LIST *****

          SCHEDULE OF INITIAL ALLOCATION OF INVESTED PURCHASE PAYMENTS

                         Money Market               20%
                         Cornmon Stock              60%
                         Fixed Interest Rate        20%

                           ***** END OF SCHEDULE *****

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                                  ENDORSEMENTS

                      (Only we can endorse this contract.)


























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                                PURCHASE PAYMENTS

PURCHASE PAYMENTS

The purchase payment we show on page 3 is due on the contract date. Additional purchase payments may be made at any time while an annuitant is living and before the annuity date. The minimum amounts we will accept are shown under Purchase Payments Specifications. We reserve the right to establish a maximum amount.

INVESTED PURCHASE PAYMENT

This is the portion of a purchase payment that we add to the contract fund (See Contract Fund). It is equal to the purchase payment plus any additional amounts, minus any deduction for state and local premium taxes.

ALLOCATIONS

You may allocate all or a part of your invested purchase payment to the fixed rate option or to one or more of the variable investment options listed in the contract data pages. You may choose to allocate nothing to a particular option. Any allocation you make must be at least 10%; you may not choose a fractional percent. The initial allocation of invested purchase amounts is shown in the contract data pages. If, after you have made at least one purchase payment, we received a purchase payment without instructions, we will make any deduction for state and local premium taxes and allocate the balance in the same proportions as the most recent purchase payment you made. You may change the allocation for future invested purchase payments at any time. The change will take effect on the date we receive your notice at our Home Office.

ADDITIONAL AMOUNTS

During the first three contract years, and in later contract years at our discretion, we will credit to every purchase payment you make an additional amount equal to the amount of the purchase payment multiplied by the rate shown under Purchase Payments Specifications. We reserve the right to limit such additional amounts to $1,000 in each contract year. This additional amount will not be subject to state or local premium taxes and will be allocated among the fixed rate option and the variable investment options in the same proportions as the corresponding purchase payment.

PURCHASE PAYMENTS SPECIFICATIONS

o Your minimum initial purchase payment is $10,000.

o Your minimum subsequent purchase payment is $5,000.

o Your additional amount rate is 1%.


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                              CONTRACT FUND

CONTRACT FUND

On the contract date, the contract fund is equal to the invested purchase payment minus any of the charges described in items (e) through (i) below which may have been due on that date. On any day after that, the contract fund is equal to what it was on the previous day, plus any invested purchase payments credited that day, plus these items:

  (a) any increase due to investment results in that portion of the contract fund allocated to one or more variable investment options.

  (b) guaranteed interest at the annual rate shown under Contract Fund Specifications on that portion of the contract fund that is in a fixed rate option; and

  (c) any excess interest on that portion of the contract fund that is in a fixed rate option minus these items:

  (d) any decrease due to investment results in that portion of the contract fund allocated to one or more variable investment options;

  (e) a mortality and expense risk charge against that portion of the contract fund allocated to one or more variable investment options at a rate shown under Contract Fund Specifications;

  (f) an administration charge against that portion of the contract fund allocated to one or more of the variable investment options at a rate shown under Contract Fund Specifications;

  (g) any annual maintenance charge that we show under Contract Fund Specifications;

  (h) any amount charged against the contract fund for federal or state income taxes; and

  (i) any withdrawals, withdrawal charges, and recapture of additional amounts.

GUARANTEED INTEREST

On any portion of the contract fund in a fixed rate option, we will credit interest each day at the daily equivalent of the guaranteed rate shown under Contract Fund Specifications.

EXCESS INTEREST

We may credit excess interest in addition to the guaranteed interest on any portion of the contract fund not in a variable investment option. The rate of any excess interest will be determined from time to time and will continue thereafter until a new rate is determined. We may use different rates of excess interest for different portions of the contract fund.

EARNINGS

As of any date, earnings are the excess, if any, of (1) the contract fund plus any amounts previously withdrawn, over (2) total invested purchase payments to date.

ANNUAL MAINTENANCE CHARGE

On each contract anniversary before the Annuity Date, or at the time of a full withdrawal, we may deduct a maintenance charge from your contract fund. The amount we may deduct is shown under Contract Fund Specifications. If the contract fund is allocated to more than one investrnent option, we will divide the charge on a pro-rata basis, according to the value of each.

CASH VALUE

Your cash value (full withdrawal amount) at any time is the contract fund, minus any withdrawal charges that apply, minus any additional amount which is subject to recapture.

CONTRACT FUND SPECIFICATIONS

o Your guaranteed annual interest rate is 4% on the portion of your contract fund in a fixed rate option.

o Your mortality and expense risk charge rate is no more than .00272616% a day (1% a year).

o Your administration charge rate is no more than .00054740% a day (.2% a year).

o If your contract fund is less than $10,000 on a contract anniversary or at the time of a full withdrawal, the annual maintenance charge is $30. Otherwise, the annual maintenance charge is $0.



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                                   WITHDRAWALS

Before the annuity date, you may be able to make full or partial withdrawals.

CONDITIONS FOR WITHDRAWAL

You may make a full withdrawal at any time. You may make a partial withdrawal if it is at least equal to the minimum withdrawal amount shown under Withdrawals Specifications and if the remaining contract fund is at least equal to the minimum contract fund after withdrawal shown under Withdrawals Specifications.

WITHDRAWAL CHARGES

When you make a withdrawal, it may be subject to a charge. To determine this charge, we first remove from the amount of the withdrawal any amounts that are not subject to a withdrawal charge.

CHARGE-FREE WITHDRAWAL OF EARNINGS

Earnings (see Contract Fund) are not subject to a withdrawal charge. Therefore, before we compute any withdrawal charge we deduct any earnings not previously withdrawn from the amount of the withdrawal.

OTHER CHARGE-FREE WITHDRAWALS

After we deduct earnings but before we compute any withdrawal charge, we then deduct any charge-free withdrawal amount not previously withdrawn from any remaining withdrawal amount. In any contract year, the charge-free withdrawal amount equals the charge-free withdrawal rate shown under Withdrawal Specifications times your contract fund valued as of the date of the first withdrawal in that contract year. This amount is also not subject to a withdrawal charge. Charge-free withdrawal amounts do not accumulate from contract year to contract year.

APPLICATION OF WITHDRAWAL CHARGE

After making these deductions, any remaining withdrawal amount is subject to a withdrawal charge. For the purpose of determining the charge, we consider any remaining withdrawal to consist of purchase payment(s) not previously withdrawn. The charge rate depends on the duration from the start of the contract year of purchase payment to the start of the contract year of withdrawal. Therefore, we may use different charge rates on different portions of the withdrawal if the withdrawal is of two or more purchase payments made in more than one contract year. We consider the first purchase payment not previously withdrawn to be withdrawn first, the second next, and so on. The withdrawal charge rate for each duration is shown in a chart under Withdrawals Specifications.

RECAPTURE OF ADDITIONAL AMOUNT

We may recapture additional amounts (see Purchase Payment) if you make a withdrawal that consists partially or fully of one or more purchase payments. If the duration from the start of the contract year when you made the purchase payment being withdrawn to the start of the contract year when you withdraw it is less than the additional amount recapture period shown under Withdrawals Specifications, we will recapture the exact amount of any additional amounts credited as a result of the purchase payment(s) you withdraw.


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WITHDRAWALS SPECIFICATIONS

o Your withdrawal charge rates are as follows:

If the duration from the start of the contract year when you made the purchase payment being withdrawn to the start of the contract year when you withdrew it is . . .

                                                                         The
                                                                     rate is ...
Zero (Withdrawal made in the same contract year as the payment) ....     7%
One Year ...........................................................     7%
Two Years ..........................................................     7%
Three Years ........................................................     6%
Four Years .........................................................     5%
Five Years .........................................................     4%
Six Years or more ..................................................     0%

o Your minimum withdrawal amount is $500.

o Your minimum contract fund after withdrawal is $500.

o Your charge-free withdrawal rate is 10%.

o Your additional amount recapture period is 6 years.

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                              SEPARATE ACCOUNTS

SEPARATE ACCOUNT

The words "separate account" when we use them in this contract without qualification, mean any separate account we establish to support variable annuity contracts like this one. We list the separate accounts available to you in the contract data pages. A separate account may or may not be registered with the SEC under the Investment Company Act of 1940. The contract data pages will tell you whether or not a particular separate account is so registered.

VARIABLE INVESTMENT OPTIONS

A separate account may offer one or more variable investment options. We list them in the contract data pages. We may establish additional variable investment options. We will notify you within one year if we do so. Income and realized and unrealized gains and losses from assets in each variable investment option are credited to, or charged against, that variable investment option.

SEPARATE ACCOUNT INVESTMENTS

We may invest the assets of different separate accounts in different ways. But we will do so only with the consent of the SEC and, where required, of the insurance regulator where this contract is delivered. We will always keep assets in the separate accounts with a total value at least equal to the amount of the variable investment options under contracts like this one. To the extent those assets do not exceed that amount, we use them only to support those contracts we do not use those assets to support any other business we conduct. We may use any excess over that amount in any way we choose. We will determine the value of the assets in each separate account and any variable investment option at regular intervals.

                               FIXED RATE OPTIONS

You may allocate all or part of your invested purchase payment to a fixed rate option listed in the contract data pages. Fixed rate options are credited with interest as described under Contract Fund.


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                                   TRANSFERS

You may make four transfers in a policy year. There is no charge for these transfers. You may transfer amounts into or out of variable investment options of separate accounts registered under the Investment Company Act of 1940 and into the fixed rate options at any time. Other transfers are allowed only with our consent. Any transfer will take effect on the date we receive your request at our Home Office.

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                               DEATH OF ANNUITANT

BEFORE THE ANNUITY DATE

If a sole or last surviving annuitant dies before the Annuity Date, we will pay the beneficiary the greater of (a) the contract fund and (b) minimum proceeds, both determined as of the date we receive due proof of death. If no withdrawals have been made, minimum proceeds is the sum of all invested purchase payments. Any withdrawal reduces minimum proceeds in the same proportion as it reduces your contract fund.

AFTER THE ANNUITY DATE

If the Annuitant dies on or after the Annuity Date, the settlement then in effect will govern whether and to whom we will make any payment(s).

IF TWO ANNUITANTS DIE

If two annuitants named in the contract die and there is not sufficient evidence that they died otherwise than simultaneously, the proceeds of the contract will be distributed as if the First Annuitant had survived the Co-Annuitant.

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                                  BENEFICIARY

You may designate or change a beneficiary. Your request must be in writing and in a form which meets our needs. It will take effect only when we file it at our Home Office; this will be after you send the contract to us to be endorsed, if we ask you to do so. Then any previous beneficiary's interest will end as of the date of the request. It will end then even if no annuitant is living when we file the request. Unless otherwise stated, we will make payment to the beneficiary only if the last surviving or sole annuitant dies before the Annuity Date. Any beneficiary's interest is subject to the rights of any assignee we know of.

When a beneficiary is designated, any relationship shown is to the Annuitant (First Annuitant if two annuitants are named on page 3) unless otherwise stated.

To show priority, we may use numbered classes, so that the class with first priority is called class 1, the class with next priority is called class 2, and so on. When we use numbered classes, these statements apply to beneficiaries unless the form states otherwise: (In these provisions and in the Example, the term "annuitant" refers, where two annuitants are named, to the last surviving annuitant.)

  1. One who survives the annuitant will have the right to be paid only if no one in a prior class survives the annuitant.

  2. One who has the right to be paid will be the only one paid if no one else in the same class survives the annuitant.




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  3. Two or more in the same class who have the right to be paid will be paid in equal shares.

  4. If none survives the annuitant, we will pay in one sum to the annuitant's estate.

Example: Suppose the class 1 beneficiary is Jane and the class 2 beneficiaries are Paul and John. If the annuitant dies before the Annuity Date, we owe Jane the proceeds if she is living at the annuitant's death. We owe Paul and John the proceeds if they are living then but Jane is not. But if only one of them is living, we owe him the proceeds. If none of them is living, we owe the annuitant's estate.

Before we make a payment, we have the right to decide what proof we need of the identity, age or any other facts about any persons designated as beneficiaries. If beneficiaries are not designated by name and we make payment(s) based on that proof, we will not have to make the payment(s) again.

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                                PAYOUT PROVISIONS

CHOOSING AN OPTION

You may have the amount of your contract fund on the Annuity Date used to provide an income to the Annuitant(s) under one of the options we describe below. But, for any annuity settlement, we will first deduct from your contract fund any charge for state and local premium taxes, any recapture of additional amounts, and any withdrawal charges. We offer the same annuity options to the Payee that we offer to an annuitant. And we determine monthly payments for the Payee in the same way we do for an annuitant.

CONDITIONS

Your right to choose an option is subject to all these conditions: (1) You must ask for the option in writing and in a form which meets our needs. (2) You must send the contract to us to be endorsed. (3) If we require it, you must give us proof of the date of birth of the person on whose life an annuity payment is based. (4) We must have your request, the contract and any required proof(s) of the date(s) of birth before the Annuity Date.

Your choice of an option will take effect on the Annuity Date but only if: (1) the person on whose life the annuity is to be based is living on that date; (2) the first payment under the option will be at least $50; and (3) you do not void the choice by making a later choice before the Annuity Date.

If two annuitants are named in the Contract and both are living, settlement will be made on the life of the First Annuitant, as named on page 3.

OPTIONS DESCRIBED

When we use the word annuitant in the following paragraphs we mean the annuitant for whom the annuity described was chosen and who is to receive settlement under the annuity.

For an annuitant, the first payment under these options is due on the Annuity Date.

For a Payee, unless a later date is requested, the first payment will be due on the first day of the earliest calendar month on or after the day the Home Office has received the request for the settlement and due proof of the annuitant's death and such claim forms and other evidence as may be satisfactory to us.


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Here are the options we offer. We may also consent to other arrangements.

LIFE INCOME OPTION

You may choose monthly payments for as long as the annuitant lives, with 120 monthly payments certain.

INTEREST PAYMENT OPTION

We will hold an amount at interest. We will pay interest at an effective rate of at least 3% a year ($30.00 annually, $14.89 semi-annually, $7.42 quarterly or $2.47 monthly per $1,000). We may pay more interest.

OTHER OPTIONS

We may offer other options. Contact one of our representatives or get in touch with one of our offices for information.

WHEN NO OPTION CHOSEN

If no choice takes effect on the Annuity Date, settlement under the Interest Payment Option will become effective.

RESIDUE DESCRIBED

For the Life Income Option, residue on any date means the then present value of any unpaid payments certain. It does not include the value of any payment that may become due after the certain period. For the Life Income Option, we will compute the residue at an effective interest rate of 3 1/2% a year. But we will use the interest rate we used to compute the actual Life Income Option payments if they were not based on the table in this contract.

For the Interest Payment Option, residue on any date means any unpaid balance with interest to that date.

WITHDRAWAL OF RESIDUE

Unless otherwise stated when the option is chosen: (1) under the Life Income Option the residue may be withdrawn; and (2) under the Interest Payment Option all, or any part not less than $100, of the residue may be withdrawn. If the Interest Payment Option residue is reduced to less than $1,000, we have the right to pay it in one sum. Under the Life Income Option, withdrawal of the residue will not affect any payments that may become due after the certain period; the value of those payments cannot be withdrawn. Instead, the payments will start again if they were based on the life of a person who lives past the certain period.

RECAPTURE OF ADDITIONAL AMOUNTS

Before we make payments under any option, we will recapture additional amounts as if you made a full withdrawal (see Withdrawals).

WITHDRAWAL CHARGES

Before we make payments under the Interest Payment Option, we will reduce the contract fund by a withdrawal charge in the same way as we would if you had made a full withdrawal (see Withdrawals).



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                              ANNUITY SETTLEMENT TABLE

AMOUNTS PAYABLE

If the Annuity Date is a contract anniversary, for the Life Income Option we will use the table below to compute the amount of the annuity payment. The amounts we show are based on the Annuitant's sex and age last birthday on the Annuity Date.

If the Annuity Date is not a contract anniversary, we will adjust the amounts accordingly.

When we computed the amounts we show in the tables, we adjusted the 1983 Table
A to an age last birthday basis, less three years; we used an interest rate of 3 1/2% a year. If the age is over 80, the rate for age 80 will be used. Settlements under the Life Income Option will share in our surplus to the extent and in the way we decide.

           AMOUNT OF ANNUITY PAYMENT UNDER THE LIFE INCOME OPTION FOR
                     EACH $1,000 APPLIED ON THE ANNUITY DATE
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  AGE          MALE          FEMALE         AGE          MALE          FEMALE
================================================================================
  41          $3.88          $3.67          61          $5.25          $4.79
  42           3.92           3.70          62           5.36           4.89
  43           3.97           3.74          63           5.48           4.98
  44           4.01           3.78          64           5.60           5.09
  45           4.06           3.82          65           5.73           5.20
  46           4.12           3.86          66           5.87           5.31
  47           4.17           3.90          67           6.01           5.43
  48           4.23           3.94          68           6.15           5.56
  49           4.28           3.99          69           6.30           5.70
  50           4.35           4.04          70           6.46           5.84
  51           4.41           4.09          71           6.62           5.99
  52           4.48           4.15          72           6.79           6.15
  53           4.55           4.21          73           6.96           6.31
  54           4.62           4.27          74           7.13           6.49
  55           4.70           4.33          75           7.30           6.67
  56           4.78           4.40          76           7.48           6.85
  57           4.86           4.47          77           7.66           7.04
  58           4.95           4.54          78           7.83           7.24
  59           5.05           4.62          79           8.00           7.44
  60           5.15           4.71          80           8.17           7.64
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                                  DEFINITIONS

We define here some of the words and phrases used in this contract. We explain others, not defined here, in other parts of the text.

WE, OUR AND US.--Prudential.

YOU AND YOUR.--The owner of the contract.

ANNUITANT(S).--The person or persons named on the first page. If two persons are named, one of the two is named on Page 3 as First Annuitant, the other as Co-Annuitant. In that case, the Beneficiary provisions of the contract will be based on the death of the last survivor of the persons so named. The owner need not be an annuitant.

PAYEE.--A beneficiary who has a right to receive a settlernent under this contract.

SEC.--The Securities and Exchange Commission.

CONTRACT DATE.--The date we receive the purchase payment at our Home Office. We show the Contract Date on page 3.

ISSUE DATE.--The Contract Date.

ANNUITY DATE.--The date the first annuity payment is due. We show the Annuity Date on page 3.

ANNIVERSARY OR CONTRACT ANNIVERSARY.--The same day and month as the Contract Date in each later year.

EXAMPLE: If the contract date is June 10, 1989, the first anniversary is June 10, 1990. The second is June 10, 1991, and so on.

CONTRACT YEAR.--A year which starts on the Contract Date or on an Anniversary.

Example: If the contract date is June 10, 1989, the first Contract Year starts then and ends on June 9, 1990. The second starts on June 10, 1990 and ends on June 9, 1991.

Attained Age.--An annuitant's attained age at any time is his or her issue age plus the length of time since the contract date. You will find the issue age(s) on page 3.

--------------------------------------------------------------------------------

                               GENERAL PROVISIONS

ANNUAL REPORT

Once each contract year after the first and before the Annuity Date we will send you a report. It will show (1) the amount of the contract fund in each investment option; (2) purchase payments during the year; (3) investment results; and (4) charges and withdrawals during the year. The report will include any other data that may be currently required where this contract is delivered. You may ask for a report like this at any time. But, except for the report we send you once a year, we have the right to charge a fee for each report.


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THE CONTRACT

This document forms the whole contract. The consideration for the contract is the purchase payment we show on page 3.

CONTRACT MODIFICATIONS

Only a Prudential officer may agree to modify this contract, and then only in writing.

CHANGE OF ANNUITY DATE

You may be able to change your annuity date. But any change may be made only if we consent, and will be subject to conditions that are then determined.

REMOVAL OF AN ANNUITANT

If a First Annuitant and a Co-Annuitant are named, we will remove one from the contract upon: (1) receipt of your written request to remove that annuitant; or
(2) receipt of due proof that the Annuitant has died.

OWNERSHIP AND CONTROL

Unless we endorse this contract to say otherwise: (1) the owner of the contract is the Annuitant (the First Annuitant, if two are named); (2) while any annuitant is living the owner alone is entitled to (a) any contract benefit and value, and (b) the exercise of any right and privilege granted by the contract or by us; and (3) if two annuitants are named and the First Annuitant dies while the Co-Annuitant is living, the Co-Annuitant will become the Owner.

CURRENCY

Any money we pay, or which is paid to us, must be in United States currency. Any amount we owe will be payable at our Home Office.

MISSTATEMENT OF AGE OR SEX

If any annuitant's stated date of birth or sex or both are not correct, we will change each benefit and the amount of each annuity payment to that which the purchase payment would have bought for the correct date of birth and sex. Also, we will adjust the amount of any payments we have already made. Here is how we will do it: (1) We will deduct any overpayments, with interest at 5% a year, from any payment(s) due then or later. (2) We will add any underpayments, with interest at 5% a year, to the next payment we make after we receive proof of the correct date of birth and sex.

INCONTESTABILITY

We will not contest this contract unless the purchase payment is not paid.




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PROOF OF LIFE OR DEATH

Before we make a payment, we have the right to require proof of the life or death of any person whose life or death determines whether or to whom we must make the payment.

ASSIGNMENT

We will not be deemed to know of an assignment unless we receive it, or a copy of it, at our Home Office. We are not obliged to see that an assignment is valid or sufficient. If any annuitant is living on the Annuity Date and an assignment is in effect on that date, we have the right to pay the full withdrawal in one sum. This contract may not be assigned to another insurance company without our consent.

CHANGES BY PRUDENTIAL

We reserve the right, upon 90 days notice to you to:

  1. change the minimum amount requirements specified for payments, allocations, withdrawals and transfers in the Purchase Payments, Withdrawals, and Transfers sections;

  2. restrict or refuse to accept any purchase payments;

  3. change any or all terms and provisions of the Annuity Settlement Table, but only with respect to any portion of an annuity settlement deriving from purchase payments made on or after the effective date of the change and earnings on those purchase payments; and

  4. make any changes required by law.

REQUESTED TRANSACTIONS

On any requested transaction, we have the right to require that your request be in writing. We may also ask for your contract to endorse it.

PARTICIPATION (DIVIDENDS)

This contract is eligible to participate in the divisible surplus of Prudential. We do not expect that any dividends will be payable on or before the Annuity Date. While any annuity settlement is in effect, the contract will share in our surplus to the extent and in the way we decide.






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VARIABLE ANNUITY CONTRACT WITH FLEXIBLE PURCHASE PAYMENTS.--MONTHLY ANNUITY
PAYMENTS STARTING ON ANNUITY DATE. PAYMENT AS STATED UPON DEATH BEFORE ANNUITY DATE. PURCHASE PAYMENTS MAY BE MADE DURING LIFETIME(S) OF ANNUITANT(S) UNTIL ANNUITY DATE. CONTRACT VALUES REFLECT INVESTMENT RESULTS.


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